Exhibit 10W

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.  THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT OR APPLICABLE STATE BLUE SKY LAWS.  ADDITIONALLY, THE TRANSFER OF THESE SECURITIES IS SUBJECT TO THE CONDITIONS SPECIFIED IN THE NOTE PURCHASE AGREEMENT, DATED AS OF DECEMBER 24, 2001, AMONG THE ISSUER HEREOF AND CERTAIN OTHER SIGNATORIES THERETO, AND NO TRANSFER OF THESE SECURITIES SHALL BE VALID OR EFFECTIVE UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED.  UPON THE FULFILLMENT OF CERTAIN OF SUCH CONDITIONS, THE ISSUER HEREOF HAS AGREED TO DELIVER TO THE HOLDER HEREOF A NEW CERTIFICATE, NOT BEARING THIS LEGEND, FOR THE SECURITIES REPRESENTED HEREBY REGISTERED IN THE NAME OF THE HOLDER HEREOF.  COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE ISSUER HEREOF.

10% SENIOR SUBORDINATED CONVERTIBLE NOTE

No.
U.S. $[ ]	Dated: December 24, 2001

FOR VALUE RECEIVED, the undersigned, MICRO COMPONENT TECHNOLOGY, INC., a Minnesota corporation (the “Company”), hereby promises to pay to the order of [             ] or its assign (the “Holder”), with a place of business at [                              ] the principal sum of [                               $(            )] (plus any additional amounts payable as set forth herein) in immediately available lawful money of the United States of America, payable as set forth in Section 2, with interest payable as set forth in Section 3 until such unpaid principal amount shall become due and payable.

This Note is one of the Notes (herein called the “Notes”) issued pursuant to the Note Purchase Agreement, dated as of December 24, 2001 (as amended, supplemented or otherwise modified from time to time, the “Note Purchase Agreement”), by and among the Company, and the other signatories thereto as purchasers.  The Holder of this Note will be deemed, by its acceptance hereof: (i) to have made the representations set forth in Article IV of the Note Purchase Agreement; and (ii) to have agreed to be bound by the terms and provisions of the Note Purchase Agreement.

No reference herein and no provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note at the times, place and rate, and in the coin or currency, as prescribed herein or to convert this Note as provided.  Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Note Purchase Agreement.

1.  Certain Definitions.

Capitalized terms used in this Note and not defined herein shall have the meanings ascribed to them in the Note Purchase Agreement.  As used in this Note, the following terms shall have the following meanings:

“Change in Control”  shall be deemed to have occurred at such time as any of the following events shall occur:

(a)           the consummation of any transactions, the result of which is that any “person” or “group” (as such terms are used in Section 13(d)(3) of the Exchange Act), owns directly or indirectly, beneficially or of record, 35% or more of the issued and outstanding Common Stock on a fully diluted basis;

(b)           any transaction or event occurs as a result of which the Common Stock of the Company ceases (or will cease upon consummation or immediately following such transaction or event) to be listed on a United States national securities exchange or approved for quotation on the Nasdaq National Market or any similar United States system for automated dissemination of quotations of securities prices;

(c)           the Company consolidates with or merges with or into another Person (other than a Subsidiary of the Company), or sells, conveys, transfers or leases all or substantially all of its properties and assets to any Person (other than a Subsidiary of the Company) or any Person (other than a Subsidiary of the Company) consolidates with or merges with or into the Company, and the outstanding voting stock of the Company is reclassified into, converted for or converted into the right to receive any other property or security;

(d)           any change in control (or similar event, however denominated) with respect to the Company shall occur under and as defined in any indenture or agreement in respect of any Senior Indebtedness regardless of the amount of Senior Indebtedness involved.

“Conversion Notice” has the meaning given to such term in Section 8(e) herein.

“Conversion Price” means $2.60, subject to adjustment from time to time as set forth in Section 7(c) below.

“Gap Amount” means an amount equal to $2,720,000 of the principal amount of this Note.

“Initial Amount” means an amount equal to $7,280,000 of the principal amount of this Note.

“Market Price” means the average of the closing price of the Common Stock on the Nasdaq National Market, averaged over a period of 20 consecutive Business Days consisting of the day prior to the date of conversion with respect to a particular Note and the 19 consecutive Business Days prior to such day.

“Prepayment Price” means the average of the bid price of the Common Stock on the Nasdaq National Market or any other United States securities exchange on which the Common Stock may at the time be listed, averaged over a period of 20 consecutive Business Days consisting of the day prior to the determination of the “Prepayment Price” and the 19 consecutive Business Days prior to such day.

“Sale Price” on any date means the closing per share of Common Stock sale price (or, if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and average ask prices) on such date as reported in composite transactions for the principal United States securities exchange on which the Common Stock is traded or, if the Common Stock is not listed on a United States national or regional securities exchange, (i) as reported by the National Association of Securities Dealers Automated Quotation System or by the National Quotation Bureau Incorporated, or (ii) if such bid and ask prices are not reported by the National Association of Securities Dealers Automated Quotation System or by the National Quotation Bureau Incorporated, in a manner to be determined by the Company on the basis of such quotation as the Company considers appropriate in its sole and absolute discretion.

“Senior Credit Documents” means the documents executed among the Company and the lenders thereunder in connection with the Senior Indebtedness, as the same shall be amended, modified and supplemented and in effect from time to time.

“Senior Indebtedness” means all Obligations of the Company under the Senior Credit Documents; provided, however, that the aggregate principal amount of Indebtedness (or any refinancing, replacement or refunding thereof) constituting “Senior Indebtedness” hereunder shall not exceed, at any time outstanding, $5,000,000.

“Senior Subordinated Indebtedness” means all Obligations of the Company to the Holder in respect of this Note or any other Note Document.

2.  Payments; Maturity; Restrictions on Distributions.

(a)           Payment of principal of, and accrued and unpaid interest on, this Note or any other amounts then due to the Holder under this Note or any other Note Document, shall be made no later than 2:00 p.m., New York City Time, in whole, on December 24, 2006 (the “Maturity Date”), by wire transfer of immediately available funds to such account as the Holder shall have specified by written notice to the Company as provided in the Note Purchase Agreement, or in such other manner as instructed from time to time in writing by the Holder.

(b)           Whenever any payment (including principal of, premium, if any, or interest on this Note or other amount) hereunder or under any other Note Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of such interest, or other amount, if applicable.

(c)           Neither the Company nor any of its Subsidiaries shall purchase, redeem or otherwise acquire this Note from the Holder except upon payment or prepayment thereof in accordance with the specific terms hereof and of the Note Purchase Agreement and, in any such purchase, redemption, prepayment or otherwise, the Company or such Subsidiary shall have offered to purchase, redeem or otherwise acquire, as the case may be, Notes from each holder of the other Notes at the time outstanding upon the same terms and conditions and on a pro rata basis (based upon the aggregate principal amount of the Notes then held by each such holder).  Any Notes so purchased, redeemed or otherwise acquired by the Company or any Subsidiary of the Company shall be cancelled and not be deemed outstanding for any purpose.

(d)           Except to the extent otherwise provided herein, each payment of principal of the Notes by the Company shall be made for the account of the holders thereof pro rata in accordance with the respective unpaid principal amounts of the Notes held by them and each payment of interest on the Notes shall be made for the account of the holders thereof pro rata in accordance with the amounts of interest on such Notes then due and payable to the respective Purchasers.

(e)           All payments by the Company hereunder shall be made without set-off or counterclaim and in such amounts as may be necessary in order that all such payments shall not be less than the amounts otherwise specified to be paid hereunder.

(f)            So long as any Notes shall be outstanding, no dividend, whether in cash or property, shall be paid or declared, nor shall any other distribution be made, on any Common Stock of the Company, nor shall any shares of Common Stock of the Company be purchased, redeemed, or otherwise acquired for value by the Company until all amounts then due hereunder or any amounts hereunder in arrears shall have been paid in full, including any amounts due under Section 3(b) hereof.

3.  Interest.

(a)           Interest (computed on the basis of a 360-day year consisting of twelve 30-day months) on this Note is payable in cash on the unpaid principal amount hereof, accruing from the date hereof at a rate of ten percent (10%) per annum, payable semi-annually in arrears each June 30 and December 31, commencing June 30, 2002, until the principal hereof shall have become due and payable; (b) if any payment (including principal of, premium, if any, or interest on this Note or other amount) due to a Holder hereunder or under any other Note Document is not paid when due hereunder or thereunder, then the overdue amount shall bear interest at a rate of (12%) per annum compounded quarterly, which interest shall accrue from the date such overdue amount was originally due to the date of payment of such amount, including interest thereon, has been made.  All such interest on overdue amounts shall be payable upon demand.

4.  Ranking.

(a)           The obligations of the Company under the Notes shall rank senior, including without limitation, with respect to rights to principal, interest and other payments, and with respect to the distribution of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, to all other Indebtedness of the Company and to all classes and series of Capital Stock of the Company, and shall be subordinate only to Senior Indebtedness of the Company only as set forth in this Section 4.

(b)           The Company and the Holder, for itself and its successors and assigns, hereby agree that all of the Obligations in respect of the Senior Subordinated Indebtedness, including, without limitation, all payments in respect thereof (prior to the payment in full in cash of all Obligations in respect of Senior Indebtedness (subject, however, to the provisions of Section 4(h)) and any renewals, refinancings or extensions thereof shall be subordinate and junior in right of payment to all Senior Indebtedness as set forth and subject to the terms in this Section 4.

(c)           Without prejudice to Section 3(b) of this Note, during the continuance of any default in the payment of any Senior Indebtedness, whether at maturity, pursuant to acceleration or otherwise (a “Payment Default”), no direct or indirect payment of any kind shall be accepted, received or retained with respect to principal, interest or other amounts due under the Senior Subordinated Indebtedness.

(d)           Without prejudice to Section 3(b) of this Note, subject to the provisions of paragraph (c) above, during the continuance of any default on or in respect of Senior Indebtedness (other than a Payment Default) that entitles the holders of such Senior Indebtedness to accelerate the maturity of the Obligations outstanding thereunder (a “Non-payment Default”), no direct or indirect payment of any kind shall be accepted, received or retained with respect to principal, interest or other amounts due under the Senior Subordinated Indebtedness for a period (the “Blockage Period”) beginning on the date on which written notice of such default (a “Blockage Notice”) is given to the Company by the holders of Senior Indebtedness in respect of the Senior Credit Documents, if the Senior Credit Documents are then in effect, and ending on the earlier of (x) 60 days after delivery of such Blockage Notice or (y) the date on which such Non-payment Default is cured or waived, after which period the Company shall be entitled to make all past-due payments and shall resume all other required payments under the Senior Subordinated Indebtedness, including any payments omitted pursuant to this Section 4; provided that (i) no event which, with the giving of notice and/or lapse of time, would become an Event of Default which existed on the date of the commencement of a Blockage Period may be used as the basis for any subsequent Blockage Notice unless such event shall, in the interim, have been cured or waived for a period of not less than 10 consecutive days and (ii) Blockage Notices may not be in effect for more than 120 days in any 360-day period.  The Company agrees to deliver copies of all Blockage Notices to the Holders immediately upon receipt, although the failure of the Company to do so shall not affect the rights of holders of Senior Indebtedness under this Section 4.

(e)           Upon any distribution of assets of the Company of any kind or character upon any dissolution, winding-up, total or partial liquidation or reorganization of the Company (whether in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors or otherwise) (each, a “Distribution Event”):

(i)    the holders of all Senior Indebtedness shall first be entitled to receive payment in full in cash of all Obligations in respect thereof before the Holder is entitled to receive any payment on account of the principal of or interest on or any other amount owing hereunder or otherwise with respect to the Senior Subordinated Indebtedness, except that the Holder will be permitted to receive and retain, and the holders of Senior Indebtedness shall have no claim to, instruments or securities issued by the Company in a bankruptcy proceeding that consist of (i) shares of capital stock of the Company as reorganized or readjusted or any other successor corporation or entity (provided, that the holders of Senior Indebtedness receive instruments or securities consisting of indebtedness equal to the Obligations in respect of the Senior Indebtedness); or (ii) any payment or distribution of securities or instruments of the Company or any other successor corporation or entity which are subordinated, to at least the same extent as the Senior Subordinated Indebtedness, to the payment of the Senior Indebtedness outstanding immediately prior to the commencement of any action or proceeding resulting in such Distribution Event, in each case authorized by an order or decree giving effect, and stating in such order or decree that effect is given, to the subordination of the Senior Subordinated Indebtedness to the Senior Indebtedness, and made by a court of competent jurisdiction in a bankruptcy proceeding; and

(ii)   any payment or distribution of assets to any holder of Senior Indebtedness of any kind or character, whether in cash, property or securities, to which the Holder would be entitled except for the provisions of this Section 4 shall be paid by the liquidating trustee or agent or other person making such payment or distribution directly to the holders of Senior Indebtedness or their representative or representatives under the agreements pursuant to which the Senior Indebtedness may have been issued to the extent necessary to make payment in full of all Senior Indebtedness remaining unpaid after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness.

(f)            If any holder of Senior Indebtedness receives any payment or distribution which, except for the provisions of this Section 4, would have been payable or deliverable under the Senior Subordinated Indebtedness, the Holder shall (after all Senior Indebtedness has been paid in full) be subrogated to the rights of the holders of such Senior Indebtedness against the Company.

(g)           If, at any time, all or part of any payment with respect to Senior Indebtedness theretofore made by the Company or any other person is rescinded or must otherwise be returned by the holders of Senior Indebtedness due to the insolvency, bankruptcy or reorganization of the Company or such other person, the subordination provisions set forth herein shall continue to be effective or be reinstated, as the case may be, all as though such payment had not been made.

(h)           The Holder agrees and consents that without notice to or assent by the Holder, and without affecting the liabilities and obligations of the Company and the rights and benefits of the holders of the Senior Indebtedness set forth in this
Section 4:

(i)    the holders of Senior Indebtedness, and any representative or representatives acting on behalf thereof, may exercise or refrain from exercising any right, remedy or power granted by or in connection with any agreements relating to the Senior Indebtedness; and

(ii)   any balance or balances of funds with any holder of Senior Indebtedness at any time outstanding to the credit of any of the holders of Senior Indebtedness may, from time to time, in whole or in part, be surrendered or released;

all as the holders of any Senior Indebtedness, or any representative or representatives acting on behalf thereof, may deem advisable, and all without impairing, abridging, diminishing, releasing or affecting the subordination of the Obligations hereunder to Senior Indebtedness.

(i)            The holders from time to time of Senior Indebtedness are third party beneficiaries and shall be entitled to the benefits of this Section 4 and, so long as any Senior Indebtedness remains outstanding, this Section 4 may not be modified, rescinded or canceled in whole or in part without the prior written consent thereto of the holders of a majority of the outstanding Senior Indebtedness.

(j)            Notwithstanding anything to the contrary in Sections 4(c) and 4(d), if an Event of Default shall exist at any time that any Senior Indebtedness shall be outstanding, the Holder shall be permitted to take any action to accelerate or to collect payment on the Senior Subordinated Indebtedness or to pursue any other remedy with respect to the Senior Subordinated Indebtedness in accordance with Section 8 herein.

(k)           The Holder shall not hereafter (A) take any security or collateral to secure the Senior Subordinated Indebtedness or any other Obligations hereunder or (B) sell, assign, transfer or pledge the Senior Subordinated Indebtedness unless expressly subject to the terms of this Section 4.

(l)            The Holder hereby undertakes and agrees for the benefit of the holders of Senior Indebtedness that, upon the occurrence and during the continuance of any events set forth in Sections 4(c) and 4(d), the Holder shall take any actions reasonably requested by the holders of a majority of the outstanding Senior Indebtedness to effectuate the full benefit of the subordination contained herein.

(m)          The Holder hereby undertakes and agrees for the benefit of the holders of Senior Indebtedness that the Holder will not vote its claim or claims with respect to this Agreement in a manner inconsistent with the terms of this Section 4.

(n)           To the extent permitted by applicable law, the Company and the Holder hereby waive (A) notice of acceptance hereof by the holders of the Senior Indebtedness and (B) all diligence in the collection or protection of or realization upon the Senior Indebtedness.

(o)           The Company and the Holder each hereby expressly agree that the holders of Senior Indebtedness may enforce any and all rights derived herein by suit, either in equity or at law, for specific performance of any agreement contained in this Section 4 or for judgment at law and any other relief whatsoever appropriate to such action or procedure.

(p)           If any payment or other distribution of assets which the Holder would otherwise have been entitled to receive but for the provisions of this Section 4 shall have been applied to the payment of amounts payable under or on account of the Senior Indebtedness, then, and in such case, the Holder shall be entitled to receive from the holders of such Senior Indebtedness the amount, if any, of any such distribution of assets received by such holders of Senior Indebtedness in excess of the amount sufficient to pay in full in cash all amounts payable under or in respect of the Senior Indebtedness on a pro rata basis (based on the aggregate principal amounts of the Notes then outstanding).

(q)           This Section 4 is intended to define the rights between the holders of Senior Indebtedness and the Holder.  Nothing contained in this Section 4 shall affect the Company’s obligations hereunder and under the other Note Documents to repay in full all amounts owing hereunder or under any other Note Documents, respectively.

(r)            Notwithstanding the prohibitions imposed by this Section 4, the Holder shall be entitled to appear in, join, intervene or otherwise become involved in, any judicial enforcement actions undertaken by the holders of Senior Indebtedness to the extent reasonably necessary to protect and defend the rights of the Holder with respect to the Senior Subordinated Indebtedness, provided that the Holder shall not in such proceeding take any action to (a) contest the validity, perfection, priority or enforceability of any Senior Indebtedness or any collateral therefor or guaranties thereof; (b) contest the relative rights and duties of any holders of any Senior Indebtedness established in any instruments or agreements creating or evidencing any of the Senior Indebtedness with respect to any of such collateral; or (c) contest or affect the obligations and agreements of the Holder set forth in this Section 4.

(s)           Nothing in this Section 4 shall affect the Holder’s right to convert this Note into Common Stock pursuant to the terms hereof.

                The provisions of this Section 4 may be amended by the Company with the unanimous consent of all holders of $1,000,000 or more of principal amount of the Notes.

5.  Optional Prepayment.

(a)           If at any time after January 3, 2004, the Prepayment Price is greater than the product obtained by multiplying the Conversion Price and one hundred and fifty percent (150%), the Company may, at its sole option, upon not less than sixty (60) Business Days prior written notice to the Holder (the “Prepayment Notice”), prepay this Note in whole but not in part; and provided, further, that any such prepayment of this Note shall include the payment in cash of the principal amount of this Note and all accrued but unpaid interest hereon to the date of such prepayment (collectively, the “Prepayment Amount”).

(b)           Notwithstanding the provisions of this Section 5, the Holder may, at any time during the sixty (60) Business Day period after receipt of the Prepayment Notice, convert the full amount of the Prepayment Amount into Common Stock in accordance with the terms of Section 8, in which case the Company shall not prepay this Note.

(c)           On the Business Date that is sixty-one (61) Business Days after the receipt of the Prepayment Notice, the Holder shall be entitled to receive the Prepayment Amount upon physical delivery to the Company or its agents of this Note.  On such date, all rights in respect of this Note, except the right to receive the Prepayment Amount and any applicable amounts due under Section 3(b) hereof, shall cease and terminate, and the Obligations under the Note shall no longer be deemed to be outstanding (unless Default shall be made by the Company in the payment of the Prepayment Amount, in which event such rights shall be exercisable and such

Obligations shall be outstanding until such Default is cured), whether or not the Note has been received by the Company.

(d)           Notwithstanding the provisions of this Section 5, the Company shall only make a prepayment hereunder to the extent that such prepayment is permissible pursuant to the terms of the Senior Credit Documents.

5.A.  Prepayment at Option of Holder.

(a)           If the Company in its amended Form 10-Q filed with the SEC for the quarter ended September 29, 2001 reports Total Stockholders’ Equity as defined in accordance with GAAP of less than $6,200,000, it will provide Holder with a written notice within five (5) Business Days of such filing (the “Optional Prepayment Notice”).

(b)           The Holder may at any time during the ten (10) Business Days after receipt of the Optional Prepayment Notice provide written notice to the Company to prepay this Note and all accrued but unpaid interest through the date of Prepayment.  After receipt of such request for prepayment, the Company shall, within ten (10) Business Days thereafter, deliver the Prepayment Amount upon physical delivery to the Company or its agents of this Note.  On such date, all rights with respect to the Note except the right to receive the Prepayment Amount and any applicable amounts due under Section 3 hereof, shall cease and terminate, and the Obligation under the Note shall no longer be deemed to be outstanding (unless Default shall be made by the Company in the payment of the Prepayment Amount in which event such Obligations shall be outstanding until such Default is cured) whether or not the Note has been received by the Company.

(c)           The Company shall not enter into Senior Indebtedness as set forth in Section 4 prior to the filing of the amended Form 10-Q for the quarter ended September 29, 2001.

6.  Change in Control Prepayment.

(a)           Notice of Change in Control.  The Company shall, within five (5) days following the occurrence of the Change in Control, give written notice of such Change in Control (a “Change in Control Notice”) to the Holder and such Change in Control Notice shall specify (i) the aggregate principal amount of the Indebtedness then outstanding hereunder, (ii) the amount of unpaid interest that will have accrued with respect to such Indebtedness to be prepaid as of the thirtieth (30th) day following the date of the Change in Control Notice (the “Change in Control Prepayment Date”) and (iii) the event or events constituting such Change of Control.

(b)           Right to Prepayment.  Notwithstanding any other terms of this Note, the Holder shall have the right, but not the obligation, to require the Company to prepay all, but not less than all, of the Indebtedness (including accrued and unpaid interest) outstanding hereunder, by delivering to the Company within fifteen (15) days after the Holder’s receipt of a Change in Control Notice, written notice of the Holder’s demand for prepayment (“Change in Control Prepayment Notice”).

(c)           Prepayment of Obligations.  In the event that the Holder has delivered a Change in Control Prepayment Notice, on the Change in Control Prepayment Date the Company shall, notwithstanding any other terms of this Note, pay to the Holder, in cash, a repayment price equal to the sum of (i) the principal amount of the Indebtedness then outstanding hereunder, plus (ii) all accrued and unpaid interest to the Change in Control Prepayment Date.

7.  Mandatory Prepayment.

(a)           Prepayment.  Notwithstanding any other terms of this Note, any other Note Document or any other Obligation of the Company, in the event that the conditions set forth in Sections 6.6(a) and 6.6(b) of the Note Purchase Agreement are not fully satisfied by April 30, 2002, the Company shall, within ten (10) Business Days after April 30, 2002, without any action required on the part of the Holder, prepay an amount equal to the Gap Amount, plus all accrued but unpaid interest thereon to the date of such prepayment; provided, however, that any such prepayment shall be subject to the provisions of Section 2(c) and 2(d) above.  Until the date of prepayment or the date the conditions in Sections 6.6(a) and 6.6(b) of the Purchase Agreement are satisfied, whichever is earlier, the Company shall keep the entire Gap Amount invested in cash or cash equivalents.

(b)           Penalty.  In addition to the amounts payable under Section 7(a), the Company shall pay, to each Holder on a pro rata basis, an amount equal to twenty percent (20%) of the Gap Amount less any interest that has accrued and been paid thereon from the date of issuance through the date of such penalty payment (including the interest paid pursuant to Section 7(a)).

(c)           Extension.  Notwithstanding paragraphs (a) or (b), the Holders of 71 percent or more of the principal amount of the Notes then outstanding may, by written notice to the Company at least five (5) business days prior to April 30, 2002 (and any extensions of such date), extend one or more times the date the Company must make such prepayment and penalty and penalty payments to the Holders by 30 days or more provided, however, that any such extension of such date of payment shall not otherwise affect the obligation of the Holders under this Note or the other Note documents.

8.  Conversion.

(a)           Conversion.  Subject to and in compliance with the applicable provisions of this Section 8, the Holder shall have the right, at such Holder’s option, at any time and from time to time, to convert all or any portion of the principal amount of this Note in increments of $100,000 (the “Conversion Amount”) into that number of fully paid and nonassessable shares of Common Stock equal to the quotient obtained by dividing (x) the portion of the Conversion Amount being converted by (y) the Conversion Price (as defined above), as last adjusted pursuant to Section 8(d) and then in effect, by surrender of this Note.  Conversion shall be deemed to have been effected on the date when delivery of this Note is made pursuant to the provisions of the previous sentence.  All accrued but unpaid interest due on the Conversion Amount shall be paid in cash to the Holder in the manner specified in Section 2(a) on the date that such conversion shall be deemed to have been made pursuant to Section 8(e).

(b)           Fractional Shares.  The Company shall not issue fractional shares of Common Stock or scrip upon any conversion of this Note.  The number of full shares of Common Stock issuable upon conversion shall be computed on the basis of the portion of the Conversion Amount to be converted.  Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of the full amount of the Conversion Amount, the Company shall pay a cash adjustment in respect of such fractional interest in an amount equal to the product of (i) the Market Price of one share of such Common Stock and (ii) such fractional interest.

(c)           Adjustments to Conversion Price.

If, after the Issue Date of the Notes, the Company:

(1)     pays a dividend or makes a distribution on its Common Stock payable in shares of its Common Stock or shares of other Capital Stock;

(2)     subdivides its shares of Common Stock;

(3)     combines its shares of Common Stock;

(4)     issues by reclassification of its Common Stock any shares of its Capital Stock (other than rights, warrants or options for its Capital Stock);

(5)     makes a distribution to all holders of its Common Stock of rights to purchase shares of its Common Stock for a period expiring within 60 days after the record date for such distribution at less than the Conversion Price at the time of the distribution; or

(6)     makes a distribution to the holders of its Common Stock of its assets including shares of any Subsidiary or business unit of the Company or debt securities or rights to purchase the Notes (excluding ordinary cash dividends from current or retained earnings);

then the conversion privilege and the Conversion Price in effect immediately prior to such action shall be adjusted so that the Holder of a Note thereafter converted may receive the number of shares of Common Stock and/or assets of the Company which such   Holder would have owned immediately following such action if such Holder had converted the Note immediately prior to such action.  The adjustment shall become effective immediately after the record date in the case of a dividend or distribution and immediately after the effective date in the case of a subdivision, combination or reclassification.

If after an adjustment a Holder of a Note upon conversion of such Note may receive shares of two or more classes of Captial Stock of the Company, the Conversion Price shall thereafter be subject to adjustment upon the occurrence of an action taken with respect to any such class of Capital Stock as is contemplated by this subsection (c) with respect to the Common Stock, on terms comparable to those applicable to Common Stock in this subsection (c).

(d)           Notice of Adjustment.  Upon each adjustment of the Conversion Price, the Company shall give prompt written notice thereof to the Holder, which notice shall state the Conversion Price resulting from such adjustment and the increase or decrease, if any, in the number of shares issuable upon the conversion of this Note, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

(e)           Exercise of Conversion Right.  In order to exercise the Holder’s conversion right hereunder, the Holder shall surrender this Note to the office of the Company and shall deliver to the Company written notice of such conversion (the “Conversion Notice”) at least two (2) Business Days prior to the intended exercise thereof specifying the portion of the Conversion Amount to be converted into Common Stock.  Upon receipt of any Conversion Notice, the Company shall within two (2) Business Days (or at such later time as to which the Company and the Holder may agree) deliver to the address of the Holder as set forth above, (i) at the Company’s expense (including any stamp taxes or similar governmental charges), the appropriate number of duly or validly issued and fully paid and nonassessable shares of Common Stock and one or more stock certificates therefor (in such number and registered in such names as the Holder may direct), (ii) to the extent this Note is converted in part only, a new Note (with the same terms as this Note) in principal amount equal to the unconverted portion of such Note and, to the extent that the entire Conversion Amount is converted and fractional shares would otherwise be issued, cash pursuant to Section 8(b).  Such conversion shall be deemed to have been made immediately at the close of business on the Business Day of such surrender of this Note, and the Holder shall be treated for all purposes as the record holder of such shares of Common Stock as of such date.

(f)            Sufficient Shares of Equity Securities. Upon receipt of any Conversion Notice, the Company shall take all necessary measures, including the filing of an amendment to its Articles of Incorporation, to make available enough shares of Common Stock to allow the conversion to occur as promptly as practicable.  If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect such conversion, the Company will take such corporate actions as may, in the opinion of Holder’s counsel, be necessary to increase the Company’s authorized, unreserved and unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.  Upon delivery, such shares shall be duly and validly issued and fully paid and nonassessable.

(g)           Restrictions on Conversion of Gap Amount.  Notwithstanding any other provision of this Note or any other Note Document, each Holder may not convert any portion of the principal amount of its Note in excess of its pro rata share of the Initial Amount until such time as the conditions set forth in Sections 6.6(a) and 6.6(b) of the Note Purchase Agreement have been fully satisfied.

(h)           Merger, Reorganization, etc.  If at any time or from time to time while any principal amount of this Note is outstanding, there is a capital reorganization of the Common Stock or the merger or consolidation of the Company with or into another corporation or another entity or person or a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares, as a part of such capital reorganization, provision shall be made so that the Holder shall thereafter be entitled to receive upon conversion of this Note the number of shares of stock or other securities or property of the Company to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization.  In any such case, appropriate adjustment shall be made in the application of the provision of this subsection (h) with respect to the rights of the Holder after the capital reorganization to the end that the provisions of this Section 8 (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of the Note) shall be applicable after that event and be as nearly equivalent as practicable.

9.  Events of Default.

If any of the following events (each an “Event of Default”) shall occur and be continuing:

(a)           Payment of Principal.  The Company shall fail to make any payment of principal on this Note when and as the same shall become due and payable including at the due date thereof, by acceleration or otherwise.

(b)           Payment of Interest and Fees.  The Company shall fail to make any payment of interest on this Note, or any fee or any other amount payable hereunder or under this Note when and as the same shall become due and payable including at the due date thereof, by acceleration or otherwise, and such failure shall continue unremedied for five (5) Business Days after the due date thereof.

(c)           Covenant Defaults.  The Company or any of its Subsidiaries shall default in the due observance or performance of any covenant or agreement to be observed or performed under any Note Document (other than a covenant which is dealt with specifically elsewhere in this Section 8) and such default shall continue unremedied for thirty (30) days after the occurrence of such default; provided, however, that the failure to fully satisfy the conditions set forth in Sections 6.6(a) and 6.6(b) of the Note Purchase Agreement shall not constitute a default if the Company fully satisfies its obligations pursuant to Section 7 hereof; provided, further that the failure of the Company to satisfy its obligations pursuant to Section 7 hereof shall immediately upon the failure thereof be deemed to be a default hereunder.

(d)           Misrepresentations.  Any representation, warranty or other statement made or furnished to the Purchasers by or on behalf of the Company or any of its Subsidiaries, any Note Document or any instrument, certificate or financial statement furnished (in compliance with or in reference thereto) proves to have been false or misleading in any material respect when made or furnished and could be reasonably expected to result in a Material Adverse Effect.

(e)           Other Defaults.  The Company or any of its Subsidiaries shall be in payment default on any Indebtedness (including any of the other Notes) which is outstanding in a principal amount in excess of $250,000 in the aggregate beyond any applicable period of grace, or if any event shall occur or condition shall exist in respect of any Indebtedness which is outstanding in a principal amount in excess of $250,000 or under any evidence of any such Indebtedness or of any mortgage, indenture or other agreement relating thereto, which shall have caused the acceleration of the payment of such Indebtedness without such Indebtedness being discharged or such acceleration having been cured, waived, rescinded or annulled.

(f)            Voluntary Insolvency and Related Proceedings.  The Company or any of its Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking relief or reorganization under Title 11 of the United States Code, or any other federal, state or foreign bankruptcy, insolvency or similar law, (ii) consent to the institution of, or fail to controvert in a timely and appropriate manner, any such proceeding or the filing of any such petition, (iii) apply for, consent to the appointment of, or a court of competent jurisdiction shall enter an order appointing, a receiver, trustee, custodian, sequestrator or officer with similar powers of itself or for any substantial part of its property or assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) fail generally to pay its debts as they become due, (vii) shall be adjudicated insolvent or (viii) take any corporate or stockholder action in furtherance of any of the foregoing.

(g)           Involuntary Insolvency and Related Proceedings.  (i) An involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (x) relief in respect of the Company or any of its Subsidiaries or of any substantial part of the property or assets thereof, under Title 11 of the United States Code or any other federal, state or foreign bankruptcy, insolvency or similar law, (y) the appointment of a receiver, trustee, custodian, sequestrator or similar official for any such Person or for any substantial part of its property or (z) the winding-up or liquidation of any such Person, and any such proceeding, petition or order shall continue unstayed and in effect for a period of sixty (60) consecutive days or (ii) a warrant of attachment, execution or similar process shall be issued against any substantial part of the Property of the Company or any of its Subsidiaries and the enforcement of such attachment, execution or similar process is not stayed pending appeal.

(h)           Business Disruption: Condemnation.  There shall occur a cessation of a substantial part of the business of the Company or any of its Subsidiaries for a period which significantly affects the Company’s capacity to continue its business, on a profitable basis; or the Company or any of its Subsidiaries shall suffer the loss or revocation of any license or permit now held or hereafter acquired by the Company or such Subsidiaries which is necessary to the continued or lawful operation of its business; or the Company or such Subsidiaries shall be enjoined, restrained or in any way prevented by court, governmental or administrative order from conducting all or any material part of its business affairs; or any material lease or agreement pursuant to which the Company or such Subsidiary leases, uses or occupies any Property shall be canceled or terminated prior to the expiration of its stated term; or any material portion of any Property of the Company or any Subsidiary of the Company shall be taken through condemnation or the value of such Property shall be impaired through condemnation.

(i)            Challenge to Note Document.  This Note or any other Note Document shall cease to be in full force and effect and enforceable in accordance with its terms, or the Company or any of its Subsidiaries shall assert the invalidity of any of the foregoing.

(j)            Judgments.  A judgment or judgments  for the payment of money in excess of $200,000 in the aggregate shall be rendered against the Company and/or any Subsidiary of the Company and the same shall not (i) be fully covered by insurance or other comparable bond, or (ii) within sixty (60) days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall not have been discharged within sixty (60) days after the expiration of any such stay; then, and in any such event (other than an event described in paragraphs (f) or (g) above), and at any time thereafter during the continuance of such event, the Holder may, take any of the following actions and at the same or different times:  (i) declare this Note to be forthwith due and payable, whereupon the entire unpaid principal of this Note, together with accrued but unpaid interest thereon and all other Obligations under the Note Documents, shall become forthwith due and payable in full in cash, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Company, anything contained herein or in any other Note Document to the contrary notwithstanding, or (ii) exercise any and all other remedies provided under any Note Document upon the occurrence and continuance of an Event of Default; provided, however, that with respect to the occurrence of an Event of Default described in paragraphs (g) or (h) above, the principal of this Note, together with accrued but unpaid interest and fees hereon and any other liabilities of the Company and any of their Subsidiaries to the Holder accrued hereunder or any other Note Document, shall automatically become due and payable in full in cash, all without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company, anything contained herein or in any other Note Document to the contrary notwithstanding.

(k)           (i) Any Reportable Event with respect to a Plan shall occur; (ii) the Company of any ERISA Affiliate shall be notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Mulitemployer Plan in an amount which, when aggregated with all other Withdrawal Liabilities incurred by the Company or any ERISA Affiliate (determined as of the date of such notification) has or is reasonably likely to have a Material Adverse Effect; (iii) the Company or any ERISA Affiliate shall be notified by the sponsor of a Mulitemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, partitioned or reorganized, within the meaning of Title IV of ERISA, if liability of the Company and its ERISA Affiliates resulting from such reorganization, termination, partitioning or reorganization has or is reasonably likely to have a Material Adverse Effect; or (iv) the Company or any ERISA Affiliate incur aggregate liabilities in connection with a withdrawal from a Multiple Employer Plan or the termination of a Multiple Employer Plan that have or are reasonably likely to have a Material Adverse Effect.

10.  Amendments, etc.

No amendment or waiver of any provision of this Note, nor consent to any departure by the Company therefrom, shall in any event be effective unless the same shall be in writing and signed by the Holder and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

11.  Notices, etc.

All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent to the address as set forth on the first page hereof or at such other address as such party may designate by five (5) days advance written notice to the other parties hereto.

12.  Lost, Etc. Securities.

Upon receipt of evidence reasonably satisfactory to the Company (an affidavit of the Holder being satisfactory) of the ownership and the loss, theft, destruction or mutilation of this Note, and in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to the Company (if the Holder is a financial institution or other institutional investor, its own agreement being satisfactory) or, in the case of any such mutilation, upon surrender of this Note, the Company shall, without charge, issue, register and deliver in lieu of such Note a new Note of like kind representing the same rights represented by and dated the date of such lost, stolen, destroyed or mutilated Note.  Any such new Note shall constitute an original contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated or destroyed Note shall be at any time enforceable by any Person.

13.  No Waiver; Remedies.

No failure on the part of the Holder to exercise, and no delay in exercising, any right hereunder or under this Note shall operate as a waiver hereof, nor shall any single or partial exercise of any right hereunder or under this Note preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

14.  Costs, Expenses and Taxes.

The Company agrees to pay the Holder on demand after and during the continuation of an Event of Default all reasonable costs and expenses arising in connection with the administration, enforcement and collection of this Note and the other documents to be delivered hereunder, including, without limitation, reasonable attorneys’ fees and expenses and court costs of the Holder with respect thereto and with respect to advising the Holder as to its rights and responsibilities under this Note.  In addition, the Company shall pay any and all stamp and other taxes payable or determined to be payable in connection with the execution and delivery of this Note, or the conversion of this Note to Common Stock pursuant to Section 7 hereof, and any other documents to be delivered hereunder, and agrees to save the Holder harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes.

15.  Entire Agreement.

This Note and the Note Purchase Agreement contain the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

16.  Successors and Assigns.

The respective rights and obligations of the Company and the Holder shall be binding upon and inure to the benefit of their respective successors and assigns, except that the Company may not assign this Note without the consent of the Holder; provided, however, that subject to the provisions of this Note, such consent shall not be required in connection with a merger of the Company with or into another Person or the sale of all or substantially all of the assets of the Company.

17.  Governing Law.

This Note shall be governed by and construed in accordance with, and the rights of the parties shall be governed by, the laws of the State of New York, as if this Note were an agreement to be fully performed in New York.

IN WITNESS WHEREOF, the Company has caused this 10% Senior Subordinated Convertible Note to be executed by its duly authorized representative as of the date first above written.

MICRO COMPONENT TECHNOLOGY, INC.

By:
Name: Jeffrey S. Mathiesen
Title: Chief Financial Officer